Exhibit 99.1
Conformed Copy
SECOND AMENDMENT AGREEMENT
dated 11 May 2007 among:
ING Bank N.V., London Branch (“ING”),
AND
Telenor East Invest AS (the “Counterparty”).
ING and the Counterparty are parties to a Total Return Swap Transaction as evidenced by the letter agreement dated 2 June 2006, as amended and novated by the Assignment, Novation and Amendment Agreement dated 30 March 2007 between and among ING, Telenor ASA and the Counterparty (as so amended and novated and in effect on the date hereof, together with additional completed Supplemental Confirmations, the “TRS”).
ING and the Counterparty wish to further amend the TRS in certain respects, as described herein.
Accordingly, the parties hereby agree as follows:
1. Definitions.
Unless otherwise specified in this Second Amendment Agreement (this “Agreement”), terms defined in the TRS (including by incorporation by reference) are used herein as therein defined.
2. Amendments.
The parties agree that the TRS is amended as follows:
(a)	In Paragraph 2, the definition of “Termination Date(s)” shall be amended by deleting “June 2, 2007” and replacing it with “June 2, 2008”.

(b)	In Paragraph 2, “Settlement Terms” shall be amended and restated in its entirety to read as follows:
“Settlement Terms:
“With respect to 7,666,900 Shares
(equivalent to 1,916,725 Underlying Shares),
Physical Settlement:                                       Applicable
Physical Settlement Payment Date:           11 May 2007
With respect to 447,400 Shares
(equivalent to 111,850 Underlying Shares),

Cash Settlement:	Applicable

Settlement Currency:	USD

Cash Settlement Payment Dates:	The 2nd Business Day of each calendar month; the final Cash Settlement
Payment Date to be determined in accordance with the Final Price.”
The amendments to the TRS set forth in this Clause 2 shall become effective when this Agreement has been executed by each party hereto. Except as herein provided, the TRS shall remain unchanged and in full force and effect, and references in the TRS to “this Master Confirmation” (including indirect references such as “hereof”, “herein”, “thereof” and “therein”) shall be deemed to be references to the TRS as amended hereby. No further amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of electronic messages on an electronic messaging system.
3. Physical Settlement Terms.
With respect to the 7,666,900 Shares subject to Physical Settlement on the date of this Agreement, ING shall transfer such Shares to the Counterparty against receipt of payment of the Physical Settlement Amount (as defined below). As used herein, “Physical Settlement Amount” shall mean the product of USD 97.15261 per Share multiplied by 7,666,900. The Counterparty shall pay the Physical Settlement Amount by wire transfer to Bank of America (ABA number 026009593), Account number [redacted], Account Name: [redacted], for value on the date of this Agreement. For the avoidance of doubt, none of the provisions under the heading “Final Price” in Paragraph 2 of the TRS shall apply to any Shares subject to Physical Settlement.
4. Counterparts.
This Agreement may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
5. Costs and Expenses.
The parties will each pay their own costs and expenses (including legal fees) incurred in connection with this Agreement and as a result of the negotiation, preparation and execution of this Agreement.
6. Governing Law.
This Agreement will be governed by and construed in accordance with the laws of England.

7. Jurisdiction.
The terms of Section 13(b) of the Agreement (as defined in the TRS) shall apply to this Agreement, with references in such Section to “this Agreement” being deemed references to this Agreement alone.
IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates specified below.
Party
ING BANK, N.V., LONDON BRANCH

By:	/s/ Adrian Marsh	By:	/s/ Michael Amos

	Name: Adrian Marsh		Name: Michael Amos
	Title: Authorised Signatory		Title: Authorised Signatory
	Date: 11 May, 2007		Date: 11 May, 2007
Party
TELENOR EAST INVEST AS

By:	/s/ Jan Peter Sunde

Name: Jan Peter Sunde
Title: Vice President, Telenor ASA and Attorney-in-Fact
Date: 11 May, 2007